                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-A



               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                    DEKALB Genetics Corporation

             (Exact name of registrant as specified in its charter)



         Delaware                                 36-3586793

(State of incorporation or organization)          (I.R.S. Employer
                                             Identification No.)


   3100 Sycamore Road, DeKalb, Illinois                   60115

(Address of principal executive offices)               (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class           Name of each exchange on which
     to be so registered                each class is to be registered


     Class B Common Stock,                   New York Stock Exchange
         no par value

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box.
               -----

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box.
                                                      -----

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE

         REGISTERED.


         The authorized capital stock of DEKALB Genetics Corporation (the `Registrant'') consists of 15,000,000 shares of Class A Common Stock, no par value, 45,000,000 shares of Class B Common Stock, no par value, and 500,000 shares of Preferred Stock, par value $1.00 per share. As of April 30, 1997, 2,354,158 shares of Class A Common Stock and 14,803,138 shares of Class B Common Stock were outstanding and no shares of Preferred Stock were outstanding.

         The holders of Class A Common Stock and Class B Common Stock of the Registrant have the same rights in all respects, including rights with respect to dividends and other distributions, except that (i) the holders of Class B Common Stock have no voting rights other than as required by the Delaware General Corporation Law (the `Delaware Law''), (ii) the holders of Class A Common Stock may exchange, at their election, any of their shares for an equal number of shares of Class B Common Stock on a continuing basis and (iii) the Board of Directors of the Registrant may distribute (A) voting stock of subsidiaries of the Registrant to the holders of Class A Common Stock of the Registrant and (B) non-voting stock of subsidiaries of the Registrant to the holders of Class B Common Stock of the Registrant.

         Holders of Class A Common Stock are entitled to one vote per share on all matters voted upon by shareholders, including the election of directors.
The Restated Certificate of Incorporation of the Registrant does not provide for cumulative voting for the election of directors. Accordingly, holders of more than 50% of the Class A Common Stock can elect all of the directors of the Registrant, in which case holders of the remaining shares of Class A Common Stock could not elect any directors.

         Subject to any preferential rights of any outstanding series of Preferred Stock designated by the Board of Directors from time to time and, subject to the dividending of voting and non-voting shares of subsidiaries of the Registrant in the manner described above, the holders of Class A and Class B Common Stock are equally entitled to such dividends as may be declared from time to time by the Board of Directors of the Registrant from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Registrant available for distribution to such holders.

         The Board of Directors of the Registrant is authorized to provide for the issuance of shares of the Preferred Stock of the Registrant in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as are stated in a resolution adopted by the Board of Directors of the Registrant and as are not stated in the Restated Certificate of Incorporation of the Registrant.

         No holder of any stock of the Registrant of any class has any pre-emtive rights to subscribe to any securities of the Registrant of any kind or class.

         The following information filed by the Registrant with the Commission is hereby incorporated by reference herein and made a part hereof: The information contained under the caption `Purposes and Effects of Certain Provisions of the Genetics Certificate and the Genetics By-Laws' in the Registrant's Registration of Securities on Form 10 dated June 17, 1988, as amended by Amendments thereto dated August 3, 1988, August 16, 1988, and August 18, 1988, (Commission File No. 0-17005).

ITEM 2.  EXHIBITS.


         The Class B Common Stock described herein is to be registered on the New York Stock Exchange, on which no other securities of the Registrant are registered. In accordance with Part II to the Instructions as to Exhibits on Form 8-A, the following exhibits have been filed with the New York Stock
Exchange:

     1. The Registrant's Annual Report on Form 10-K for the fiscal year ended August 31, 1996.
     2. The Registrant's Quarterly Reports on Form 10-Q for the three month period ended November 30, 1996, and for the six month period ended February 28, 1997.

     3. The Registrant's Definitive Proxy Statement and accompanying Notice with respect to the Registrant's Annual Meeting of Stockholders held on January 13, 1997.

     4.   The Registrant's Restated Certificate of Incorporation, as amended.

          By-Laws of the Registrant, as amended.

     5.   Specimen of Registrant's Class B Common Stock Certificate.

     6. The Registrant's 1996 Annual Report to Stockholders with respect to its fiscal year ended August 31, 1996.

                                   SIGNATURE


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                              DEKALB GENETICS CORPORATION


Date:  May 23, 1997           By:
                                  ---------------------------------
                                     Thomas R. Rauman
                              Title: Vice President, Finance and
                                     Chief Financial Officer